UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 12, 2008

IMMUNOTECH LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-57514	95-4834274
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 West Stocker Street, Glendale, California 91202

(Address of principal executive offices)(Zip Code)

(818) 409-9091

(Registrant’s telephone number, including area code)

International Technology Systems, Inc.
520 Broadway, Suite 350, PMB 188, Santa Monica, California 90401

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 30, 2009 the Company entered into an exclusive licensing agreement with Ara Ghanime and Harry Zhabilov for the licensing of the patent underlying the IPF treatment for HIV/AIDS.  Pursuant to the licensing agreement, Ara Ghanime and Harry Zhabilov received 98% ownership of Immunotech consisting of 60,000,000 common shares of the Company.

Item 5.01.  Changes in Control of Registrant.

On December 12, 2008 International Technology Systems, Inc. merged with Immunotech Laboratories, Inc.  The terms of the merger consisted of the transfer of 40,000,000 common shares of International Technology Systems, Inc. formerly held by the Board of Directors (Alie Chang and Felizian Paul) to the nominees of Immunotech Laboratories, Inc., specifically to Harry Ahabilov, Ara Ghanime, Solidere Holdings, LLC, Lord George Equities, LLC, La Meridien Investment Group, LLC, Dubai Securities Investments, LLC, Milan Investment Group, LLC, Diamond Investment, LLC, and BRA Investment Group, LLC.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 15, 2008 Alie Chang, the President of the Issuer, along with Felizian Paul, Director resigned from the Board of Directors of the Issuers.  In place of Alie Chang, Ara Ghanime was elected President of the Issuer and Harry Zhabilov was elected Secretary.

Mr. Harry Zhabilov is the Vice Chairman, Secretary and Chief Science Officer of Immunotech Laboratories, Inc.  The basis of Immunotech’s scientific discoveries comes from the research of Harry H. Zhabilov who worked in the laboratory conducted several studies exploring the manipulation of the human immune system, specifically targeting HIV/AIDS, and investigating alternate approaches to treatment of the disease.

Harry H. Zhabilov holds a degree of B.S and M.S. in chemistry and Chemical Engineering. He is a member of ACS,ALCHE.  Mr. Zhabilovs’ research was not only limited to the laboratory but was also extended to involve various experimental tests globally on human subjects. Mr. Zhabilov was involved in research conducted with the immune system, and was able to discover novel therapeutic immunomodulator compounds, which are the integral and core therapeutic platform of Immunotech Laboratories’ treatment modality. Mr. Zhabilov’s new tier of product(s), are centered with his patent of (IPF) Irreversible Pepsin Fraction. It is believed that IPF is the actual isolated key to the modulation of the immune system, a substance that is both more effective and far less expensive to produce than prior technologies. The United States Patent office as of January 20, 2009, has granted full patent rights for IPF, under patent number 7479538.

Mr. Ara Ghanime is the Chairman and President of Immunotech Laboratories, Inc.  Mr. Ghanime is a degreed professional in Chemical Engineering, with a Masters in Business Administration, and is the recipient of numerous industrial and technical certificates within the pharmaceutical and Biotech industries.

Mr. Ghanime has over twenty years experience in the pharmaceutical, biotech and related industries with experience in FDA regulatory requirements, Quality Systems application to both GMP and ISO requirements and validation project management. As Raytheon E&C management, responsibilities included consultation, training and seminars, managing validation teams, preparation of validation master plans and participating in GMP and regulatory audits and review. Through the years that led to the merger of Raytheon E&C and Morrison Knudsen into Washington Group International, he was promoted to USA Regional Director and also simultaneously took on the responsibilities of European and South East Asian Operations Director as well. Since 2003, Mr. Ghanime has been running his own engineering consulting firm, providing services in the areas of compliance, quality assurance, validation and regulatory affairs  to clients in the pharmaceutical, biotech and medical device industries such as Amgen, Allergan, Watson Laboratories, Genentech and Baxter.

Mr. Zhabilov and Mr. Ghanime have not been involved in any of the following events during the past five years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

There currently is no employment agreement between the Company and Mr. Zhabilov and Mr. Ghanime.

Item 5.03.  Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year.

On December 15, 2008 the Board of Directors of the Issuer agreed to change the name of the Issuer from International Technology Systems, Inc. to Immunotech Laboratories, Inc.  The change became effective with the Nevada Secretary of State on December 18, 2008.

Item 8.01.  Other Events.

On February 26, 2009 the Company reversed its shares one for one hundred, bringing the total issued and outstanding common shares from 55,566,022 to 550,660 common shares.

(c) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated December 12, 2008.
10.1	Agreement Re Consideration for Licensing of Patent.
17.1	Resignation Letter of Alie Chang dated December 15, 2008.
17.2	Resignation Letter of Felizian Paul dated December 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNOTECH LABORATORIES, INC.
Dated: March 10, 2009	By:	/s/ Ara Ghanime
Ara Ghanime
Title: President